Exhibit 99.1

Contact:	Laura Nicoll
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG Completes Investment in Chicago Equity Partners

Boston, MA, December 22, 2006 —Affiliated Managers Group, Inc. (NYSE: AMG), an asset management company, today announced the completion of its acquisition of a majority equity interest in Chicago Equity Partners, LLC (“CEP”).

CEP, a highly regarded institutional money manager with approximately $12.0 billion in assets under management, uses a proven, systematic investment process and offers a broad range of domestic equity and fixed income products.  The firm has a solid performance record, generating compound annual growth in assets under management of 27% since 2002, including over $3 billion in net client cash flows.

CEP’s client base includes over 120 institutional investors, including public funds, corporations, endowments and foundations, Taft-Hartley plan sponsors and certain mutual fund advisers.

At the closing of the transaction, AMG purchased approximately a 60% interest in CEP. The remaining interest, approximately 40% of the business, is held by nine key CEP professionals, including the five founding partners, who continue to manage the firm’s day-to-day operations.

AMG is an asset management company with equity investments in a diverse group of mid-sized investment management firms. AMG’s strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG’s innovative transaction structure allows individual members of each Affiliate’s management team to retain or receive significant direct equity ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. Pro forma for its investment in CEP, AMG’s affiliated investment management firms managed approximately $222 billion in assets at September 30, 2006.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2005.

For more information on Affiliated Managers Group, Inc.,
please visit AMG’s Web site at www.amg.com.